Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Fixed Coupon Auto-Callable Securities Based on the performance of the common stock of Facebook, Inc.	$2,435,000.00	$313.63

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

May 2014 Pricing Supplement (To Prospectus dated January 11, 2012 and Product Supplement dated October 9, 2013)

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Investment Description

Fixed Coupon Auto-Callable Securities do not guarantee the repayment of principal. The securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 10.00%. In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any quarterly determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the related quarterly coupon. However, if the securities have not been automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final quarterly coupon, either (i) the stated principal amount, if the final stock price is greater than or equal to 67.80% of the initial stock price (the “downside threshold level”) or (ii) as described below under “Settlement Method”, the cash value (as defined below) or a number of shares of the underlying stock that will be worth significantly less than the principal amount of the securities, if the final stock price is below the downside threshold level. This amount of cash or these shares will be worth significantly less than the principal amount of the securities and could be worth nothing. As a result, investors must be willing to accept the risk of receiving the cash value, or shares of the underlying stock, at maturity, that are worth significantly less than the stated principal amount of the securities and could be worth nothing. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying stock. Because payment at maturity on the securities is based on the performance of the underlying stock, a decline beyond the downside threshold level of the underlying stock will result in a significant loss of your investment. These securities are for investors who are willing to risk their principal and seek to earn interest at a potentially above market rate in exchange for the risk of loss of all of the stated principal amount. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

Summary Terms

Issuer:	UBS AG, London Branch
Underlying stock:	Common stock of Facebook, Inc. (Bloomberg Ticker: “FB UW”)
Aggregate principal amount:	$2,435,000
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	May 9, 2014
Original issue date:	May 14, 2014 (3 business days after the pricing date)
Maturity date:	May 12, 2016 subject to postponement upon the occurrence of certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any of the first seven determination dates, the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption amount on the first coupon payment date immediately following the related determination date. Following an early redemption, no further amounts will be due to you under the securities.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the coupon payment with respect to the related determination date.
Coupon payment:	$25.00 (equivalent to 10.00% per annum), paid quarterly, subject to early redemption.
Determination dates:	August 11, 2014, November 10, 2014, February 9, 2015, May 11, 2015, August 10, 2015, November 9, 2015, February 9, 2016 and May 9, 2016 subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, “— Final Determination Date” and “— Market Disruption Events” in the product supplement). We also refer to May 9, 2016 as the final determination date.
Coupon payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly coupon payment with respect to the final determination date will be made on the maturity date.

Payment at maturity:	▪ If the final stock price of the underlying stock is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the coupon payment with respect to the final determination date.
	▪ If the final stock price of the underlying stock is less than the downside threshold level:	as described below under “Settlement Method” below, either (i) a number of shares of the underlying stock equal to its exchange ratio (and, if applicable, cash in lieu of fractional shares) or (ii) the cash value of such shares as of the final determination date plus, in both cases, the coupon payment with respect to the final determination date.

Settlement Method:	The securities will be physically settled. At maturity, if the final stock price is less than the downside threshold level, you will receive the number of shares of the underlying stock equal to its exchange ratio (and, if applicable, cash in lieu of fractional shares).
Exchange ratio:	The stated principal amount divided by the initial stock price.
Underlying return:	The difference between (i) the final stock price and the initial stock price divided by (ii) the initial stock price.
Downside threshold level:

$38.83, which is equal to 67.80% of the initial stock price

(as may be adjusted in the case of certain adjustment events as described under ‘‘General Terms of the Securities — Antidilution Adjustments’’ in the product supplement).

Initial stock price:

$57.27, which is equal to the closing price of the underlying stock on the pricing date

(as may be adjusted in the case of certain adjustment events as described under ‘‘General Terms of the Securities — Antidilution Adjustments’’ in the product supplement).

Final stock price:	The closing price of the underlying stock on the final determination date.
CUSIP:	90270KBQ1
ISIN:	US90270KBQ13
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per security	100.00%	1.96%	98.04%
Total	$2,435,000.00	$47,726.00	$2,387,274.00

(1)	Our affiliate, UBS Securities LLC, will receive an underwriting discount of $19.60 per $1,000.00 stated principal amount for each security sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to a third party distributor. The underwriting discount per security was variable and fluctuated depending on market conditions at the time UBS AG established its hedge prior to the pricing date. The total underwriting discount and proceeds to UBS AG, disclosed above, reflect the total amount of the underwriting discount.

The estimated initial value of the securities as of the pricing date is $970.00 for securities linked to the common stock of Facebook, Inc. The estimated initial value of the securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 10 and 11 of this pricing supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated October 9, 2013 Pricing Supplement dated May 9, 2014	Prospectus dated January 11, 2012

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

▪	Product Supplement dated October 9, 2013: http://www.sec.gov/Archives/edgar/data/1114446/000139340113000536/c356960_690915-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Fixed Coupon Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “Fixed Coupon Auto-Callable Securities”, dated October 9, 2013.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

May 2014	Page 2

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Investment Summary

The Fixed Coupon Auto-Callable Securities due May 12, 2016 based on the performance of the common stock of Facebook, Inc., which we refer to as the securities, provide an opportunity for investors to earn a fixed quarterly coupon payment, which is an amount equal to $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security, with respect to each quarterly determination date. The coupon payment will be payable quarterly on the relevant coupon payment date, which is the third business day after the related determination date.

If the closing price of the underlying stock is greater than or equal to the initial stock price on any of the first seven determination dates, the securities will be automatically redeemed for an early redemption amount equal to the stated principal amount plus the coupon payment with respect to the related determination date. If the securities have not previously been redeemed and the final stock price of the underlying stock is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the coupon payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final stock price of the underlying stock is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and investors will be entitled to receive, as described on the cover hereof under “Settlement Method”, (i) a number of shares of the underlying stock equal to its exchange ratio (and, if applicable, cash in lieu of fractional shares) or (ii) the cash value of such shares as of the final determination date plus, in both cases, the coupon payment with respect to the final determination date. UBS has elected to deliver to you a number of shares equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares). The value of such shares will likely be less than 67.80% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept (i) the risk of losing their entire principal and (ii) an early redemption of their securities. In addition, investors will not participate in any appreciation of the underlying stock.

May 2014	Page 3

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed quarterly coupon payment equal to $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security with respect to each determination date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable coupon payment, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1

On any of the first seven determination dates, the closing price of the underlying stock is greater than or equal to the initial stock price.

▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the coupon payment with respect to the related determination date.

▪  Investors will not participate in any appreciation of the underlying stock from the initial stock price.

▪  Investors will not receive any further coupon payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final stock price of the underlying stock is greater than or equal to the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the coupon payment with respect to the final determination date.

▪  Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final stock price of the underlying stock is less than the downside threshold level.

▪  The payment due at maturity will be, as described on the cover hereof under “Settlement Method”, either (i) a number of shares of the underlying stock equal to its exchange ratio (and, if applicable, cash in lieu of fractional shares) or (ii) the cash value of such shares as of the final determination date plus, in both cases, the coupon payment with respect to the final determination date.

▪  The securities will be physically settled. At maturity, if the final stock price is less than the downside threshold level, you will receive the number of shares of the underlying stock equal to its exchange ratio (and, if applicable, cash in lieu of fractional shares).

▪  Investors will lose some and may lose all of their principal in this scenario.

Investing in the securities involves significant risks. You may lose some or all of the stated principal amount. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

The securities will not be subject to an early redemption if the closing price of the underlying stock is below the initial stock price on any determination date. If not redeemed, you will lose some or all of your investment at maturity if the final stock price is below the downside threshold level.

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

▪	You believe the closing price of the underlying stock will be equal to or greater than the downside threshold level on the final determination date.

▪	You believe the market price of the underlying stock is not likely to appreciate by more than the value of the coupons paid on the securities.

May 2014	Page 4

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

▪

You understand and accept that you will not participate in any appreciation, if any, in the price of the underlying stock and that your potential return is limited to the quarterly coupon payments specified on the first page of this pricing supplement.

▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

▪	You are willing to invest in the securities based on the coupon payment of $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security.

▪	You are willing to forgo dividends paid on the underlying stock and you do not seek guaranteed current income from this investment.

▪

You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the securities.

▪

You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

▪

You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

▪	You believe that the closing price of the underlying stock will decline during the term of the securities and is likely to close below the downside threshold level on the final determination date.

▪	You believe the market price of the underlying stock is likely to appreciate by more than the value of the coupons paid on the securities.

▪	You seek an investment that participates in any appreciation in the price of the underlying stock or that has unlimited return potential.

▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

▪	You are unwilling to invest in the securities based on the coupon payment of $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security.

▪	You prefer to receive the dividends, if any, paid on the underlying stock and you seek guaranteed current income from this investment.

▪

You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 24 months, or you seek an investment for which there will be an active secondary market for the securities.

▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

May 2014	Page 5

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.

Diagram #1: First Seven Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

May 2014	Page 6

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the first page of this pricing supplement):

Hypothetical Initial Stock Price:	$60.00
Hypothetical Downside Threshold Level:	$40.68, which is 67.80% of the initial stock price
Hypothetical Exchange Ratio*:	16.6667, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical Quarterly Coupon Payment:	$25.00 per security (equivalent to 10.00% per annum)
Stated Principal Amount:	$1,000.00 per security

*	We will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final stock price.

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the hypothetical initial stock price on one of the first seven determination dates. Because the closing price is greater than or equal to the initial stock price on one of the first seven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on the first seven determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Coupon Payment	Early Redemption Amount*	Hypothetical Closing Price	Coupon Payment	Early Redemption Amount
#1	$60.00 (at or above initial stock price)	—*	$1,025.00	$55.00 (below initial stock price)	$25.00	N/A
#2	N/A	N/A	N/A	$53.00 (below initial stock price)	$25.00	N/A
#3	N/A	N/A	N/A	$52.00 (below initial stock price)	$25.00	N/A
#4	N/A	N/A	N/A	$54.00 (below initial stock price)	$25.00	N/A
#5	N/A	N/A	N/A	$57.00 (below initial stock price)	$25.00	N/A
#6	N/A	N/A	N/A	$59.00 (below initial stock price)	$25.00	N/A
#7	N/A	N/A	N/A	$75.00 (at or above initial stock price)	—*	$1,025.00
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Total Payment at Maturity (including all coupon payments)	N/A			N/A
*	The early redemption amount includes the unpaid coupon payment with respect to the determination date on which the closing price for the underlying stock is greater than or equal to the initial stock price and the securities are redeemed as a result.

In Example 1, the securities are automatically redeemed following the first determination date, as the closing price of the underlying stock on the first determination date is equal to the initial stock price. You receive the early redemption amount, calculated as follows:

stated principal amount + coupon payment = $1,000.00 + $25.00 = $1,025.00

May 2014	Page 7

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly coupon payments. Your early redemption amount per security in this example is $1,025.00 (a 2.50% total return on the securities).

In Example 2, the securities are automatically redeemed following the seventh determination date as the closing price of the underlying stock on the seventh determination date is greater than the initial stock price. You receive the coupon payment of $25.00 with respect to each prior determination date. Following the seventh determination date, you receive an early redemption amount of $1,025.00, which includes the quarterly coupon payment with respect to the seventh determination date.

In this example, the early redemption feature limits the term of your investment to approximately 21 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly coupon payments. Further, although the underlying stock has appreciated by 25% from the initial stock price on the seventh determination date, you only receive an early redemption amount of $1,025.00 per security and do not benefit from such appreciation. Your total return per security in this example is 17.50%.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Coupon Payment	Early Redemption Amount	Hypothetical Closing Price	Coupon Payment	Early Redemption Amount
#1	$55.00 (below initial stock price)	$25.00	N/A	$55.00 (below initial stock price)	$25.00	N/A
#2	$50.00 (below initial stock price)	$25.00	N/A	$50.00 (below initial stock price)	$25.00	N/A
#3	$52.00 (below initial stock price)	$25.00	N/A	$55.00 (below initial stock price)	$25.00	N/A
#4	$55.00 (below initial stock price)	$25.00	N/A	$54.00 (below initial stock price)	$25.00	N/A
#5	$54.00 (below initial stock price)	$25.00	N/A	$56.00 (below initial stock price)	$25.00	N/A
#6	$50.00 (below initial stock price)	$25.00	N/A	$50.00 (below initial stock price)	$25.00	N/A
#7	$48.00 (below initial stock price)	$25.00	N/A	$45.00 (below initial stock price)	$25.00	N/A
Final Determination Date	$50.00 (above downside threshold level; below initial stock price)	$25.00*	N/A	$30.00 (below downside threshold level and initial stock price)	$25.00*	N/A
Total Payment at Maturity (including all coupon payments)	$1,200.00			$700.00

*	The final coupon payment will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

In Example 3, on each of the first seven determination dates, the closing price of the underlying stock is below the initial stock price. As a result, the securities are not subject to early redemption. At maturity, the closing price of the underlying stock is above the downside threshold level on the final determination date. Although the final stock price of the underlying stock is less than the initial stock price, because the final stock price of the underlying stock is not less than the downside threshold level, you receive the stated principal amount plus the coupon payments with respect to each determination date, including the final determination date. Your total payment at maturity (including all coupon payments received) is calculated as follows:

$1,000.00 + $200.00 = $1,200.00

May 2014	Page 8

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

In this example, you receive the stated principal amount per security plus the coupon payments, equal to a total payment of $1,200.00 per security at maturity. Your total return per security in this example is 20.00%.

In Example 4, on each determination date throughout the term of the securities, the closing price of the underlying stock is below the initial stock price. As a result, the securities are not subject to early redemption and you will receive a quarterly coupon payment equal to $25.00 on each respective coupon payment date for a total of $200.00 coupon payments in respect of all determination dates (including the final determination date). However, at maturity, you are fully exposed to the decline in the underlying stock. As the final stock price of the underlying stock is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to its exchange ratio (and cash in lieu of fractional shares), calculated as follows:

16 shares of the underlying stock plus cash in lieu of the .6667 fractional share of the underlying stock plus the coupon payment with respect to the final determination date = ($30.00 x 16.6667) + $200.00 = $700.00

In this example, you receive a number of shares equal to the exchange ratio, which is significantly less than the stated principal amount. Your return per security in this example is negative 30.00% representing a loss of 30% of the stated principal amount.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the securities are not redeemed and the final stock price of the underlying stock is less than the downside threshold level, UBS will deliver to you the number of shares of the underlying stock equal to its exchange ratio (and, if applicable, cash in lieu of fractional shares) at maturity, the value of which will be significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

The securities will not be subject to an early redemption if the closing price of the underlying stock is below the initial stock price on any determination date. If not redeemed, you will lose some or all of your investment at maturity if the final stock price is below the downside threshold level.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose your entire stated principal amount.

May 2014	Page 9

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪

The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio (or, if cash settled, the cash value of such shares). The value of those shares on the final determination date (or that cash) will be less than 67.80% of the stated principal amount and could be zero.

▪

Your potential return on the securities is limited to the coupons paid on the securities. The return potential of the securities is limited to the pre-specified coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the securities will vary based on whether the securities are subject to early redemption prior to the final determination date. If the securities are redeemed due to the early redemption feature, you will not receive any coupon payments or any other payment in respect of any determination dates after the applicable coupon payment date. Since the securities could be redeemed as early as the first determination date, the total return on the securities could be minimal. If the securities are not redeemed, you will not participate in any appreciation in the price of the underlying stock even though you will be subject to the underlying stock’s risk of decline. As a result, the return on an investment in the securities could be less than the return on a direct investment in the underlying stock.

▪

Higher coupon payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the closing price of the underlying stock could close below the downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in higher coupon payments for that security. However, while the coupon payments are set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying stock for your securities could fall sharply, which could result in a significant loss of principal.

▪

The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪

Single stock risk. The closing price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of such underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying stock issuer and the underlying stock for your securities. For additional information regarding the underlying stock, please see “Information about the Underlying Stock” and “Facebook, Inc.” below and the underlying stock issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

▪	Fair value considerations.

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The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and expected dividends on the underlying stock, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Single stock risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about

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$2,435,000 Based on the performance of the common stock of Facebook, Inc.

future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

▪	Limited or no secondary market and secondary market price considerations.

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There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates may make a market in the securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution; conflicts of interest; secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

▪

Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial stock price, and the return on the securities will be limited to the coupon payment that is paid with respect to each determination date, including the final determination date.

▪

No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and to assume the risk that, if the securities are not automatically redeemed, you may lose some or all of your initial investment.

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▪

Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will not receive further quarterly coupon payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price and the final stock price and whether the closing price of the underlying stock on any determination date is greater than or equal to the initial stock price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the coupon payment and downside threshold level, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

▪

No affiliation with the underlying stock issuer. The underlying stock issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying stock in connection with the offering.

▪

We may engage in business with or involving the underlying stock issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying stock issuer without regard to your interests and thus may acquire non-public information about the underlying stock. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stock, which may or may not recommend that investors buy or hold the underlying stock.

▪

The antidilution protection of the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the initial stock price and downside threshold level for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.

▪

Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock. These hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

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Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Information about the Underlying Stock

Facebook, Inc.

According to publicly available information, Facebook, Inc. (“Facebook”) builds products for users, developers, and advertisers. The products allow users to stay connected with their friends and family as well as share information. Users can access the products free of charge on the Web, mobile Web, and mobile platforms, such as Android and iOS. Developers can use the Facebook Platform to build applications and Websites that integrate with Facebook to reach its users and to build personalized and social products. Advertisers can engage with more than 900 million monthly active users on Facebook or subsets of its users based on information they have chosen to share with Facebook. Facebook offers advertisers a combination of reach, relevance, social context and engagement. Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is http://www.facebook.com. Facebook’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Information as of market close on May 9, 2014:

Bloomberg Ticker Symbol:	FB UW <Equity>	52 Week High (on March 10, 2014):	$72.03

Current Stock Price:	$57.27	52 Week Low (on June 5, 2013):	$22.90

52 Weeks Ago (on May 9, 2013):	$27.04

All disclosures contained herein regarding the underlying stock are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

The underlying stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

May 2014	Page 13

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying stock for the period of May 18, 2012 through May 9, 2014. The closing price of the underlying stock on May 9, 2014 was $57.27. The associated graph shows the closing prices of the underlying stock for each day from May 18, 2012 to May 9, 2014. The dotted line represents the downside threshold level of $38.83, which is equal to 67.80% of the closing price on May 9, 2014. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Facebook, Inc.	High	Low	Period End
2012
Second Quarter (Beginning on May 18, 2012)*	$38.37	$25.87	$31.12
Third Quarter	$32.17	$17.73	$21.65
Fourth Quarter	$28.24	$18.99	$26.63
2013
First Quarter	$32.46	$25.14	$25.58
Second Quarter	$28.97	$22.90	$24.86
Third Quarter	$51.24	$24.37	$50.24
Fourth Quarter	$57.96	$44.82	$54.66
2014
First Quarter	$72.03	$53.53	$60.24
Second Quarter (Through May 9, 2014)	$63.04	$56.14	$57.27

*	Facebook’s common stock commenced trading on the NASDAQ Global Select Market on May 18, 2012 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2012 includes data for the period from May 18, 2012 through June 30, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

May 2014	Page 14

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

The Common Stock of Facebook, Inc. — Daily Closing Prices

May 18, 2012 to May 9, 2014

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Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of the underlying stock. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stock.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

May 2014	Page 16

Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:

Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.

If you are able to sell the securities in the secondary market on a determination date, the purchaser of the securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date. If you are able to sell your securities in the secondary market on the day following an determination date and before the applicable contingent payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-45 of the Fixed Coupon Auto-Callable Securities product supplement. The following discussion supplements the discussion in ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-45 of the Fixed Coupon Auto-Callable Securities product supplement.

The United States federal income tax consequences of your investment in the securities are complex and uncertain. By purchasing a security, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a security for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying stock. The terms of the securities require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your securities for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the securities as having a term in excess of one year, so that amounts treated as interest on the debt component would be taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes.

Put option component — The put option component should generally not be taxed until sale or maturity of the securities. At maturity, the put option component either would be taxed as a short-term capital gain if the stated principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stock	Coupon Rate	Interest on Debt Component	Put Option Component
The common stock of Facebook, Inc.	10.00% per annum	0.52% per annum	9.48% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying stock that you may receive in connection with your investment in the securities. If you receive the underlying stock, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and

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Exchange Commission or another governmental authority by the issuers of the underlying stock and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of any of the underlying stock.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your securities as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your securities could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially from the treatment described above as described further under “Supplemental U.S. Tax Considerations” on page PS-45 of the Fixed Coupon Auto-Callable Securities product supplement. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the securities. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Fixed Coupon Auto-Callable Securities product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a security or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

If the securities are physically settled by delivery to you of the underlying stock, you may suffer adverse U.S. federal income tax consequences if you hold such underlying stock. In respect of any of the underlying stock, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold.

Further, we will not attempt to ascertain whether the issuer of the underlying stock constitutes or would be treated as a “United States real property holding corporation” within the meaning of Section 897. We also have not attempted to determine whether the securities should be treated as

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“United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying stock or the securities were so treated, certain adverse U.S. federal income tax consequences could apply, including subjecting any gain to a non-U.S. holder in respect of the underlying stock or a security upon a sale, exchange, redemption or other taxable disposition of the underlying stock or security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Underlying as a United States real property holding corporation or the securities as United States real property interests. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying stock.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of the underlying stock), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents for securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-US holders of the securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to “grandfathered” notes under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying stock. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

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Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of securities should consult their tax advisors as to the U.S. federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the securities, and any underlying stock received at maturity.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution; conflicts of interest; secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. UBS Securities LLC intends to resell the securities to third party distributors at a discount from the price to the public up to the underwriting discount set forth on the cover of this pricing supplement.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 10 and 11 of this pricing supplement.

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Fixed Coupon Auto-Callable Securities due May 12, 2016

$2,435,000 Based on the performance of the common stock of Facebook, Inc.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

May 2014	Page 21